EXHIBIT 5.1



                       [Dorsey & Whitney LLP Letterhead]



PACE Health Management Systems, Inc.
1025 Ashworth Road, Suite 420
West Des Moines, IA 50265

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     In connection with Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-1 filed By PACE Health Management Systems, Inc. (the "Company") with the Securities and Exchange Commission on or about the date hereof relating to an offering of up to 900,000 shares of Common Stock, no par value, of the Company (the "Shares") we have examined such corporate documents and records and reviewed such matters of law as we have deemed necessary or advisable for the purposes of this opinion, and based thereon, we advise you that it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Iowa.

     2. The Shares, when issued and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Dated:  August 8, 1996

                                        /s/ DORSEY & WHITNEY LLP


DJL